150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130575081-32
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/30/2013 12:16 PM
	Entity Number C8430-2002

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

DATA CALL TECHNOLOGIES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation; Number of Shares. The designation of this series of preferred stock will be Series B Preferred Stock and the number of shares of the Series B Preferred Stock authorized hereunder will be ten thousand (10,000) shares.

2. Relative Rights, Preferences, Powers and Privileges. Each share of Series B Preferred Stock requires the consent of the majority of the holders of Series B Preferred Stock to change the composition, number, class or term of the Board of Directors or to change President, Chief Executive Officer or Chief Financial Officer of the Corporation, change the Articles of Incorporation or Bylaws of the Corporation, or engage in merger, sale of assets, share exchange or other reorganization of the Corporation. The shares of Series B Preferred Stock shall be entitled to vote, on all matters that are subject to the vote of the shareholders of the Corporation's voting shares, such number of votes as shall be equal, from time to time, to fifty-one (51%) percent of all voting shares of the Corporation.

PLEASE SEE ATTACHED SUPPLEMENTARY ATTACHMENT

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer — Kristine Roy, Special Secretary

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.